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                                 EXHIBIT 10.33
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                      ASSUMPTION AND REINSURANCE AGREEMENT

      THIS AGREEMENT is made this 22nd day of December , 1997, to be effective as of 12:01 a.m. on December 31, 1997 (hereinafter the "Effective Date") subject to the written prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania, by and between Penn Treaty Life Insurance Company (hereinafter "Ceding Company"), a Pennsylvania stock life insurance company wholly owned by Penn Treaty American Corporation, and Network America Life Insurance Company (hereinafter "Reinsuring Company"), a Pennsylvania stock life insurance company wholly owned by Penn Treaty Life Insurance Company, all with offices at 3440 Lehigh Street, Allentown, Pennsylvania.

                                   RECITALS

      WHEREAS, the Parties are life insurance companies, domiciled in, duly organized and existing under the laws of the Commonwealth of Pennsylvania, and both are qualified to do business in Pennsylvania and licensed to issue policies of insurance in Pennsylvania; and,

      WHEREAS, the Ceding Company is a direct wholly-owned subsidiary and the Reinsuring Company is an indirect wholly-owned subsidiary, respectively of Penn Treaty American Corporation, a Pennsylvania corporation, and insurance holding company ("Penn Treaty"); and

      WHEREAS, the Boards of Directors of each of the Ceding Company, the Reinsuring Company and Penn Treaty have determined that the business of the Ceding Company and the Reinsuring Company can be conducted more efficiently as a single entity and therefore deem it desirable and in the best interests of each of the corporations that the asset and liability transfer and insurance policy ceding and reinsurance and transfer actions set forth in this Agreement be effectuated; and

      WHEREAS, it is the intention of the parties hereto that the Ceding Company shall cede and transfer to the Reinsuring Company and the Reinsuring Company shall reinsure or assume from the Ceding Company all of the insurance policies of the Ceding Company as more specifically described and listed on Exhibit "A", which is attached hereto and made a part hereof, as of the Effective Date of this Agreement; and

      WHEREAS, as of the Effective Date, the principal assets of the Ceding Company shall consist of the insurance licenses currently held by it along with adequate levels of capital and surplus required to maintain such licenses.

      NOW THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants and conditions herein contained, the Parties, intending to be legally bound, agree as follows:

1.    POLICIES CEDED AND REINSURED AND OTHER LIABILITIES
      TRANSFERRED AND ASSUMED.
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      1.1  Policies Ceded and Reinsured.
      The Ceding Company hereby assigns, sets over and transfers to the Reinsuring Company, as of the Effective Date, all of its rights, title and interest in the insurance policies as stated and described in Exhibit "A", in force as of the Effective Date (hereinafter referred to as "Reinsured Policies"). The Reinsuring Company hereby purchases and assumes as direct insurance all of the contractual obligations and rights with respect to the Reinsured Policies with the same force and effect as if such policies had been issued by the Reinsuring Company.

      1.2  Purchase Price for Reinsured Policies.
      At the Effective Date, the Reinsuring Company will assume the policies ceded in exchange for an amount equal to the existing reserves of the Ceding Company of approximately one hundred fifteen million dollars ($115,000,000).

      1.3  Reserves and Other Liabilities Transferred.
      The Ceding Company agrees to transfer to the Reinsuring Company, at the Effective Date with respect to the reinsured policies, the gross Unearned Premium Reserve, the Additional Contract Reserve and the Claim Reserve, established by the Ceding Company and calculated as of December 31, 1997.

      1.4  Claim Payments.
      The Ceding Company shall retain the administrative and financial responsibility for all claims with respect to the Reinsured Policies on or before the Effective Date. The Reinsuring Company shall be financially and administratively responsible for all claims with respect to the Reinsured Policies after the Effective Date.

      1.5  Reinsurance.
      The Ceding Company is a party to a reinsurance agreement with an external reinsurer, which provides reinsurance for certain of its policies which reinsurance agreement is attached hereto as Exhibit "B". To the extent permitted by law and by the terms of the reinsurance agreement, the Ceding Company hereby assigns and delegates to the Reinsuring Company, as of the Effective Date, all of its rights, duties and obligations under said reinsurance agreement. The Reinsuring Company hereby agrees to accept said assignment and delegation.

      1.6  Transfer of Future Premium and Cash.

      Premiums as yet due and unpaid, reported or otherwise for the existing business or additions thereto, as well as new business in transit as of the Effective Date with respect to the reinsured policies will also be reinsured and belong to the Reinsuring Company.

      The Ceding Company shall transfer, convey, assign and pay over to the Reinsuring Company all cash received after the Effective Date allocable to the risk reinsured by the Reinsuring Company with respect to the Reinsured Policies as of the Effective Date.

      1.7  Premium Taxes.
      The Reinsuring company accepts liability for all taxes incurred in connection with the premiums received with respect to the Reinsured Policies after the Effective Date.
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      1.8  Future Premiums, Claims, Coverages and Solicitation of New Business.
      (a) The Ceding Company and the Reinsuring Company agree that after the Effective Date the Reinsuring Company shall be entitled to collect all future premiums, and the Reinsuring Company shall be obligated to pay commissions, taxes and claims and other contractual obligations with respect to the Reinsured Policies, as if it were the original insurer, and the Reinsuring Company assumes the rights, obligations and privileges of the Ceding Company with respect to the Reinsured Policies as its own.

      (b) After the Effective Date, the Reinsuring Company is entitled to change premiums and to modify or cancel coverages and policies subject to policy provisions and applicable Pennsylvania statutes.

      (c) After the effective date of the Reinsured Policies the Reinsuring Company is further entitled to negotiate, appoint or cancel agency and administrative agreements at its sole discretion with respect to solicitation of new business.

      (d) The Ceding Company shall cooperate with the Reinsuring Company prior to and after the Effective Date to make such changes and take such other actions as needed to effectuate the provisions of this Section 1.8.

2.  ASSUMPTION CERTIFICATE

      The Reinsuring Company shall deliver to each policyholder of the Reinsured Policies covered by this Agreement an Assumption Certificate in a form agreeable to applicable insurance departments. Delivery of these materials shall be made by U.S. Mail and shall take place not later than sixty (60) days after the Effective Date or the receipt of all required regulatory approvals, whichever is later.

3.  AGENTS COMMISSIONS

      The Reinsuring Company shall be responsible for and agrees to pay all commissions on all premiums collected on Reinsured Policies after the Effective Date. All agents of the Ceding Company, either by individual state approval or by relicensing shall become agents of the Reinsuring Company, and all commissions shall be protected. The Reinsuring Company's liability hereunder, however, shall be limited to the rates of compensation specified in those agreements between the Ceding Company and its agents of record on the Reinsured Policies, (including vested terminated agents) or as amended by mutual agreement between the Reinsuring Company and the Ceding Company's agents.

4. SALE OF OTHER ASSETS AND TRANSFER OF LIABILITIES.

      4.1 Assets Purchased. In addition to the ceding and transfer of the Reinsured Policies, as of the Effective Date the Ceding Company shall sell, transfer, convey, grant, assign and deliver to the Reinsuring company, and the Reinsuring Company shall purchase, accept, acquire and receive from the Ceding Company all of the Right, title and interest in and to the following specific assets of the Ceding Company, constituting substantially all assets of the Ceding
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Company, tangible or intangible, real or personal, including, without limitation, the following described assets owned and used by the Ceding Company (collectively, the "Purchased Assets"):

            (a) all real property, equipment, business machines, computers, telephone systems, automobiles, furniture, furnishings and other tangible personal property of the Ceding Company including, without limitation, that listed in Schedule 4.1(a) hereto;

            (b) all claims and rights under the contracts and real and personal property leases of the Ceding Company listed in Schedule 4.1(b)

            (c) all sales literature, promotional material and other general files and printed forms used by the Ceding Company;

            (d) all goodwill, trademarks, service marks and trade names used by the Ceding Company, whether arising under common law or state or federal trademark law (including, without limitation, the name "Penn Treaty" when used in connection with the Reinsured Policies), provided that the Reinsured Company hereby grants the Ceding Company the right to use its name, and associated logos, with respect to its continued corporate existence.

            (e) all right, title and interest of the Ceding Company in and to policyholder lists and other mailing lists of the Ceding Company, and all computer tapes, printouts and other data with respect to such policyholder and mailing lists;

            (f) any and all prepaid expenses and deposits of the Ceding Company as of the Effective Date, including any lease deposits;

            (g) all inventory and supplies of the Ceding Company;

            (h) all rights to leasehold improvements and fixtures; and

            (i) all payroll records for all employees of the Ceding Company and of Penn Treaty in the possession and control of the Ceding Company and all pension plan assets under the management and control of the Ceding Company.

      The "Purchased Assets" shall include, without limitation, all properties and assets of the Ceding Company as reflected in the 1996 Financial Statements of the Ceding Company and all properties and assets acquired by the Ceding Company after January 1, 1997, except those properties and assets disposed of thereafter in the ordinary course of business and except for the "Retained Assets" as defined below. The Parties hereby agree that the value of the Purchased Assets shall be determined as of December 31, 1997 in full compliance with all statutory accounting principles as audited by Coopers & Lybrand,
L.L.P.. The purchase price for the Purchased Assets shall be allocated among the Purchased Assets as listed on Exhibit "C".
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      4.2 Retained Assets. Notwithstanding the provisions of Section 4.1 hereof, the following described assets of the Ceding Company shall not be acquired by the Reinsuring Company, shall not constitute "Purchased Assets" and shall be defined herein as the "Retained Assets":

            (a) all insurance licenses issued to Penn Treaty Life Insurance Company as set forth in Schedule 4.2(a) attached hereto;

            (b) use of the name "Penn Treaty Life Insurance Company" together with the logos of the Ceding Company, whether arising under common law or state or federal trademark law;

            (c) the Ceding Company's bank accounts, deposit accounts or similar accounts;

            (d) the Ceding Company's corporate minute books and records, general ledgers and books of original entry, tax returns and tax records, financial statements, any books or records relating to the Ceding Company's general corporate affairs, the corporate seal of the Ceding Company and any other records, reports or documentation relating to the Retained Assets; and

            (e) shares of the capital stock of the Ceding Company.

      4.3 Assumption of Certain Liabilities. As of and after the Effective Date, the Reinsuring Company shall assume and agree to perform and discharge, when due, all obligations and liabilities of the Ceding Company of every kind or character related to the Purchased Assets.

      4.4 Transfer of Network America Capital Stock. Upon receipt of a favorable Internal Revenue Service opinion regarding the tax-free nature of this transaction, the Ceding Company shall dividend all 239,933 shares of Common Stock, par value $6.25 per share (the "Common Stock"), of the Reinsuring Company then held by the Ceding Company to Penn Treaty. At that time, each Director of the Ceding Company shall transfer the one share of Common Stock of the Reinsuring Company then held by such Director as a director qualifying share to Penn Treaty. As a result of such transfers, as of that date, the Reinsuring Company shall become a direct, wholly-owned subsidiary of Penn Treaty.

5.  GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws.

6.  INADVERTENT ERRORS OR OMISSIONS

      No inadvertent errors or omissions made by either the Ceding Company or the Reinsuring Company shall relieve the other party of liability, provided such errors or omissions are corrected as soon as possible.
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7.  CLAIMS AGAINST CEDING COMPANY

      In the event an insured under one of the Reinsured Policies covered under this Agreement or a policyowner, his beneficiary, legal representative, or any one acting on his behalf makes any claim, demand or commences any action or suit based on a fact, or alleged set of circumstances, arising subsequent to the Effective Date (whether groundless or otherwise) against the Ceding Company, its shareholders, directors, officers, employees, and agents (collectively the "Indemnified Party") in connection with any of the Reinsured Policies, the Reinsuring Company agrees it will indemnify and hold harmless the Indemnified Party from and against all liabilities, losses, damages, costs, and charges (including counsel fees and all other expenses) of every nature and character as the same may arise or be made against or incurred by the Indemnified Party. The Reinsuring Company is permitted to control the defense of any such claim, demand, action or suit.

8.  RECAPTURE

      The Ceding Company shall have no right to recapture the Reinsured Policies, or have any claim to the business added to such policies after the Effective Date.

9.  APPROVAL OF REGULATORY AUTHORITIES

      This Agreement shall be void and of no effect if it is deemed invalid or contrary to the laws of Pennsylvania by a formal ruling issued by the Insurance Commissioner of the Commonwealth of Pennsylvania or any other insurance department prior to the Effective Date.

10.  MISCELLANEOUS

      10.1 The parties hereto bind and oblige themselves to do such further acts, matters and deeds and to execute any and all such further and additional instruments and agreements as may be found necessary or expedient to carry this Agreement into full effect.

      10.2 All of these terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Ceding Company and the Reinsuring Company.

      10.3 The Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

      10.4 The titles to the various Sections hereof are inserted solely for convenience or reference and are not a part of, nor shall they be used to construe any term or provision of this Agreement.
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      10.5 The provisions hereof are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

      10.6 This Agreement and all schedules and exhibits hereto constitute the entire understanding between the parties hereto as to the subject matter hereof and cannot be modified, amended or supplemented except in writing and signed by the parties hereto. prior to the Effective Time, the Parties may agree to terminate this Agreement in such manner as may be agreed by them in writing.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers and their respective corporate seals have been affixed on the Effective Date.


(CORPORATE SEAL)                          NETWORK AMERICA LIFE
                                          INSURANCE COMPANY

Attest:                                   By:
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       Sandra Kotsch                         Glen A. Levit
       Assistant Secretary                   Title:  President


(CORPORATE SEAL)                          PENN TREATY LIFE
                                          INSURANCE COMPANY

Attest:                                   By:
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       Sandra Kotsch                         A. J. Carden
       Assistant Secretary                   Title: Executive Vice President and
                                                      Chief Operating Officer